                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON,D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


                       Digital Generation Systems, Inc.
                     ------------------------------------
                               (Name of Issuer)

                       Commmon Stock, without par value
                     ------------------------------------
                        (Title of Class of Securities)

                                 2153921 10 0
                                 ------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 11 pages

-----------------------                                  ---------------------
CUSIP NO.  2153921 10 0              13G                    PAGE 2 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Coral Partners II, a limited partnership
      SEC ID # 0000924591
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [x]

                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,259,633

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,259,633

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                   1,259,633
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                    10.40%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
CUSIP NO. 2153921 10 0             13G                    PAGE 3 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Coral Management Partners II, Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]

                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,259,633

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,259,633

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                   1,259,633
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                    10.40%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                 ---------------------
  CUSIP NO. 2153921 10 0              13G                 PAGE 4 OF 11 PAGES
------------------------                                 ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Yuval Almog

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]

                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States (MN)
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            6,037

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,259,633
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             6,037

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,259,633
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                   1,265,670
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                    10.45%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 21539211 00                                    PAGE 5 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Peter H. McNerney
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]

                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States (MN)
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,870

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,259,633
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,870

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,259,633
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                   1,262,503
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                    10.42%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 2153921100                                    PAGE 6 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Linda L. Watchmaker

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]

                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States (MN)
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            666

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,259,633
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             666

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,259,633
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                   1,260,299
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                    10.40%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1         Issuer's Name and Address of Principal Executive Offices:

               (a)  Digital Generation Systems, Inc.
               (b)  875 Battery Street
                    San Francisco, CA 94111

Item 2         Information Concerning Person Filing:

               (a) Filing Persons:

                   Entities:
                    Coral Partners II, a limited partnership ("CP II")
                    Coral Management Partners II, Limited Partnership ("CMP II")

                   Individuals:
                    Yuval Almog
                    Peter H. McNerney
                    Linda L. Watchmaker

               (b) Principal Business Address:
                    60 South Sixth Street
                    Suite 3510
                    Minneapolis, MN  55402

               (c) Citizenship/Place of Organization

                   Entities:
                    Coral Partners II ("CP II")                 Delaware
                    Coral Management Partners II ("CMP II")     Delaware

                   Individuals:
                    Yuval Almog                                 United States
                    Peter H. McNerney                           United States
                    Linda L. Watchmaker                         United States

               (d) Title of Class of Securities:                Common Stock
               (e) CUSIP No. 2153921 10 0

Item 3.        Status of Person Filing:

               Not applicable.

Item 4.        Ownership:

ENTITIES                                                CPII           CMPII
                                                      ---------      ---------

(a)Beneficial Ownership                               1,259,633      1,259,633*

(b)Percentage of Class                                   10.40%          10.40%

(c)(i)Sole Voting Power:                              1,259,633      1,259,633
(ii)Shared Voting Power:                                      0              0
(iii)Sole Dispositive Power:                          1,259,633      1,259,633
(iv)Shared Dispositive Power:                                 0              0

INDIVIDUALS:                      Almog      McNerney     Watchmaker
                                  -----      --------     ----------

(a)Beneficial Ownership      1,265,670*    1,262,503*     1,260,299*

(b)Percentage of Class           10.45%        10.42%         10.40%

(c)(i)Sole Voting Power:          6,037         2,870            666
(ii)Shared Voting Power:      1,259,633     1,259,633      1,259,633
(iii)Sole Dispositive Power:      6,037         2,870            666
(iv)Shared Dispositive Power: 1,259,633     1,259,633      1,259,633

*Pursuant to Rule 13d-4, the reporting person disclaims beneficial ownership of these securities execept to the extent of his/her pecuniary interest therein:

Item 5.        Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_].*

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable.

Item 7.        Identification and Classification of the Subsidiary:

               Not applicable.

Item 8.        Identification and Classification of Group:

               Not applicable.

Item 9.   Notice of Dissolution of Group:

         Not applicable.

Item 10.  Certification:

         Not applicable.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 3, 1998

Coral Partners II, a limited partnership
By: Coral Management Partners II, Limited Partnership,
Its: General Partner

/s/Linda L. Watchmaker
-----------------------------
Linda L. Watchmaker
General Partner

Coral Management Partners II, Limited Partnership,
By: General Partner

/s/Linda L. Watchmaker
-----------------------------
Linda L. Watchmaker
General Partner


By  /s/Yuval Almog
   --------------------------
   Yuval Almog


By  /s/Peter H. McNerney        By /s/Linda L. Watchmaker
   --------------------------      ---------------------------
   Peter H. McNerney               Linda L. Watchmaker

                                 EXHIBIT INDEX

                                                         Sequentially
Exhibit                Document Description             Numbered Page
--------               --------------------             -------------

  A                    Agreement of Joint Filing             11

                                   EXHIBIT A
                                   ---------

                           Agreement of Joint Filing
                           -------------------------

     Each of the undersigned hereby agrees that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended, the Statement dated February 3, 1998, containing the information required by
Schedule 13G, for the shares of Common Stock of Digital Generation Systems, Inc. which they each beneficially hold.

Dated: February 3, 1998

Coral Partners II, a limited partnership
By: Coral Management Partners II, Limited Partnership,
Its: General Partner

/s/Linda L. Watchmaker
-----------------------------
Linda L. Watchmaker
General Partner

Coral Management Partners II, Limited Partnership,
By: General Partner

/s/Linda L. Watchmaker
-----------------------------
Linda L. Watchmaker
General Partner


By  /s/Yuval Almog
   --------------------------
   Yuval Almog


By /s/Peter H. McNerney        By /s/Linda L. Watchmaker
   --------------------------     --------------------------
   Peter H. McNerney              Linda L. Watchmaker